United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

May 2, 2014

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

           New York, New York  10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01                  Entry into a Material Definitive Agreement.

Background

As previously reported, on November 14, 2012, Overseas Shipholding Group, Inc. (“OSG” or the “Company”) and certain of its subsidiaries (together with OSG, the “Debtors”) filed voluntary petitions for reorganization under Title 11 of the U.S. Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

As previously reported, on February 12, 2014, the Debtors and certain of the lenders (the “Consenting Lenders”) under the Company’s $1.5 billion credit agreement, dated as of February 9, 2006 entered into a plan support agreement (as amended, the “Plan Support Agreement”), and on February 28, 2014, the Debtors and the Consenting Lenders entered into an Equity Commitment Agreement (the “Lender ECA”). On March 7, 2014, the Debtors filed a plan of reorganization supported by the Consenting Lenders with the Bankruptcy Court (the “Lender Plan”). The Debtors retained the ability to terminate the Plan Support Agreement upon a determination by the Debtors that an alternative plan of reorganization was more favorable to the Debtors’ creditors and interest holders than the Lender Plan, upon which the Lender ECA terminates automatically pursuant to the April 4, 2014 order of the Bankruptcy Court authorizing the Debtors to enter into the Lender ECA.

On April 18, 2014, the Debtors received a proposal for an alternative plan of reorganization from certain holders of existing equity interests of the Company (each such holder of equity, a “Commitment Party”). Following discussion and analysis, the Debtors determined such proposal (as described below, the “Equity Proposal”) to be more favorable to the Debtors’ creditors and interest holders than the Lender Plan. Accordingly, the Debtors terminated the Plan Support Agreement between the Debtors and the Consenting Lenders on May 2, 2014 and filed with the Bankruptcy Court a plan of reorganization that effectuates the terms of the Equity Proposal (the “Equity Plan”), together with a disclosure statement describing such Equity Proposal (the “Disclosure Statement”).

In April 2014, the Debtors selected Goldman Sachs Bank USA (“Goldman Sachs”) to provide exit financing to support the Lender Plan, and filed a motion seeking authorization to enter into an exit financing commitment with Goldman Sachs. That commitment contemplated loans and facilities totaling in aggregate $935 million. Shortly after Goldman Sachs’ motion was filed, however, the Debtors received alternative exit financing proposals from three additional exit financing lenders designed to support the Equity Plan, including from Jefferies Finance LLC (“Jefferies”). In conjunction with the filing of the motion for approval of the Equity Plan and of the Exit Financing (as defined below), the Debtors exercised their right to terminate the Goldman Sachs exit financing commitment, because of the Debtors’ decision to support the Equity Plan.

Equity Commitment Agreement

On May 2, 2014, the Debtors entered into an equity commitment agreement with each Commitment Party (the “Equity Commitment Agreement”), which sets forth the terms of a rights offering (the “Rights Offering”) and additional sale of Holdback Securities (as defined below) for an aggregate offering amount of $1.5 billion, each relating to two separate classes of common stock (the “Class A shares” and the “Class B shares”, and collectively the “New Shares”) and penny warrants to purchase Class A shares and Class B shares (respectively “Class A warrants” and “Class B warrants”, and, together with the New Shares, the “Rights Offering Securities”) pursuant to subscription rights (each such right, a “Subscription Right”) to be distributed to holders of outstanding equity of the Company. One Subscription Right will be distributed in respect of each outstanding share of OSG common stock (each such share, an “Existing Share”) to the holder of record of such Existing Share as of a record date established by the Bankruptcy Court in its order approving the disclosure statement (the “Record Date”). The Equity Plan contemplates that the Record Date will be June 2, 2014. Subscription Rights will be distributed only to holders of record of Existing Shares outstanding as of 5:00 p.m. (New York Time) on the Record Date. From and after the Record Date, OSG will halt all trading of the Existing Shares and intends to seek the removal of OSG’s trading symbol in respect of the Existing Shares from the over-the-counter “pink sheet” market. From and following the Record Date, any purported transfers of Existing Shares will be disregarded by the Company. In addition, the Subscription Rights will not be transferrable, and any purported transfer will cause them to become void.

Each Subscription Right will entitle a holder thereof that is an accredited investor or a qualified institutional buyer (“QIB”) (as such terms are defined in Regulation D and Rule 144A, respectively, under the Securities Act of 1933) and that votes in favor, is deemed to vote in favor, to the extent eligible to vote, and does not file an objection to the Equity Plan (each, an “Eligible Holder”) to purchase 11.5 Class A shares or Class A warrants, as described in the Equity Plan, for $3.00 per security. Each Eligible Holder that timely elects to participate in the Rights Offering (each, a “Participating Eligible Holder”) may exercise some, all or none of the Subscription Rights it receives, but each Subscription Right may be exercised only in whole, and not in part.

All holders of Existing Shares of the Company as of the Record Date that are not Participating Eligible Holders (which will include (i) any holder of Existing Shares on the Record Date that is neither an accredited investor nor a QIB (an “Ineligible Holder”), and (ii) any Eligible Holder that decides for any reason not to participate in the Rights Offering) will receive, as described in the Equity Plan, one new Class B share or Class B warrant in respect of each Subscription Right distributed in respect of each Existing Share held of record by such holder on the Record Date. The Class B shares and Class B warrants will have rights consistent with those of the Class A shares and Class A warrants, respectively, but holders of the Class B shares and Class B warrants will also have the future right to receive a pro rata share of up to ten percent of the net recoveries of the Company’s claims asserted against Proskauer Rose LLP and certain of its members (as described in the Equity Plan). The Class B shares and the Class B warrants are convertible, at the option of the holder at any time, into Class A shares and Class A warrants, respectively, and will automatically convert into Class A shares and Class A warrants, respectively, on the tenth business day after the entry of a final order with respect to such litigation and the distribution of any Net Litigation Recovery (as defined in the Equity Commitment Agreement) to the holders of Class B shares and Class B warrants, subject in each such case to certain customary anti-dilution provisions and Jones Act requirements (which refers to 46 U.S.C. Section 12103, 46 U.S.C. Section 50501, and related statutes and regulations respecting the United States coastwise trade, as the same may be amended from time to time).

Each Commitment Party has agreed in the Equity Commitment Agreement to exercise its Subscription Rights in full; to backstop a portion of any remaining securities related to unexercised Subscription Rights following completion of the Rights Offering (the “Backstop Securities”); and to purchase a portion of a further additional number of Class A shares and/or Class A warrants (the “Holdback Securities”) offered by OSG to such Commitment Party.

If the transactions contemplated by the Equity Commitment Agreement are consummated, following confirmation by the Bankruptcy Court and occurrence of the effective date of the Equity Plan, the Debtors will use the proceeds of the sale of the Rights Offering Securities and the Holdback Securities to satisfy certain of their obligations as described in the Equity Plan.

Registration Rights Agreement

On May 2, 2014, the Debtors entered into a registration rights agreement with each Commitment Party (the “Registration Rights Agreement”) setting forth, among other things, registration rights of each Commitment Party and, potentially, certain other holders of Class A shares and Class A warrants. Pursuant to the Registration Rights Agreement, subject to approval by the Bankruptcy Court, OSG will be required to register, on a registration statement to be filed with the Securities and Exchange Commission, the resale of certain Class A shares and Class A warrants for the benefit of the Commitment Parties and potentially certain other shareholders.

Further Actions

On May 2, 2014, the Debtors filed with the Bankruptcy Court a motion to approve the Equity Commitment Agreement, which motion attached a copy of the executed Equity Commitment Agreement (the “Motion”). In turn, the Disclosure Statement attached a copy of the Registration Rights Agreement. The Disclosure Statement and the Equity Commitment Agreement are subject to approval by the Bankruptcy Court at a hearing scheduled for May 23, 2014. Upon such approval, the Debtors will solicit acceptances of the Equity Plan and seek its confirmation by the Bankruptcy Court in accordance with the Bankruptcy Court’s orders.

The Motion is available electronically, on the internet website of the claims agent Kurtzman Carson Consultants, LLC, at http://www.kccllc.net/osg. Information set forth on the foregoing web site or filed with the Bankruptcy Court shall not be deemed to be part of or incorporated by reference into this Current Report on Form 8-K.

Section 7 – Regulation FD

Item 7.01                  Regulation FD Disclosure.

On May 2, 2014, Jefferies executed commitment documents whereby Jefferies agreed to provide secured debt financing to support the Equity Plan, consisting of a term loan of approximately $600 million secured by a first lien on substantially all the Debtors’ U.S. Flag assets other than certain specified assets and a second lien on these specified assets, a term loan of approximately $600 million secured by a first lien on substantially all the Debtors’ International Flag assets, which lien is pari passu to the lien securing the revolving facility below, an asset-based revolving loan facility of approximately $75 million secured by a first lien on certain specified U.S. Flag assets of the Debtors and a second lien on substantially all the Debtors’ U.S. Flag assets and a revolving loan facility of approximately $75 million secured by a pari passu first lien on substantially all the Debtors’ International Flag assets (the “Exit Financing”) that, collectively, will provide the Debtors with the funding necessary to satisfy the Equity Plan’s cash payment obligations, the expenses associated with closing the Exit Financing facilities and working capital to fund their operations after emergence from Chapter 11.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: May 2, 2014	By	/s/ James I. Edelson
Name: James I. Edelson Title: Senior Vice President, General Counsel and Secretary